EXHIBIT 7

Consolidated Statement of Comprehensive Income	Page 1 of 3

BNY Trust Company of Canada

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Year to date: End of Q3 - 2016

(in thousands of dollars)

Interest and dividends income
Deposits with regulated financial institutions	387
Securities issued of guaranteed by Government of Canada, provinces, municipal or school
Other Securities
Loans
Non-mortgage loans
Individuals for non-business purposes
Others
Mortgages
Residential
Non-residential	0
Interest income on impaired loans
Other	0

Total interest income	387

Interest expense
Demand and notice deposits
Fixed term deposits
Subordinated debt	0
Other

Total interest expense	0

Net interest income	387
Charge for impairment	0
Net interest income after charge for impairment	387
Trading Income	0
Gains (Losses) on instruments held for other than trading purposes	0
Other Income
Service charges on retail and commercial deposit accounts
Credit and debit card service fees	0
Mortgage, standby, commitment and other loan fees
Acceptance, guarantees and letter of credit fees
Investment management and custodial services	0
Mutual (investment) fund, underwriting on new issues and securities commissions and fees
Foreign exchange revenue other than trading	0
Insurance related non-interest income (net)
Other	10,180

Total non-interest income	10,180

Net interest and other income	10,567

Non-interest expenses
Salaries, pensions and other staff benefits	3,681
Premises and equipment
Rental of real estate, premises, furniture & fixtures	455
Computers & equipment	22
Other expenses
Advertising, public relations & business development	5

Consolidated Statement of Comprehensive Income	Page 2 of 3

Office and general expenses	1,709
Capital and business taxes
Professional fees	184
Other	856

Total non-interest expenses	6,912

Net income before provision for income taxes	3,655
Provision for income taxes
Current	994
Deferred	0
Net income before discontinued operations	2,661
Discontinued operations	0
Net income attributable to equity holders and non-controlling interests	2,661
Net income attributable to non-controlling interests	0
Net income attributable to equity holders	2,661

SCHEDULE 1 - Comprehensive income (loss), attributable to equity holders and non-controlling interests, net of taxes
Net income attributable to equity holders and non-controlling interests	2,661
Other Comprehensive Income (loss)
Items that may be reclassified subsequently to net income:
Available for sale securities
Change in unrealized gains and losses
Equities	0
Debt	0
Loans	0
Reclassification of (gains)/losses to net income	0
Derivatives designed as cash flow hedges
Change in unrealized gains and losses	0
Reclassification of (gains)/losses to net income	0
Foreign currency translation
Change in unrealized gains and losses	0
Impact of hedging
Share of other comprehensive income (loss) of associates and joint ventures	0
Other	0

Subtotal of items that may be reclassified subsequently to net income	0

Items that will not be reclassified to net income:
Remeasurements of defined benefit plans	0
Other	0

Subtotal of items that will not be reclassified to net income

Total other comprehensive income (loss)	0

Total comprehensive income (loss)	2,661

Attributable to:
Equity holders of the bank	2,661
Non-controlling interests	0

Consolidated Statement of Comprehensive Income	Page 3 of 3

SCHEDULE 2 - Accumulated other comprehensive income (loss), attributable to equity holders, net of taxes
Accumulated gains (losses) on
Items that may be reclassified subsequently to net income:
Available for sale securities
Equities	0
Debt	0
Loans	0
Derivatives designed as cashflow hedges	0
Foreign currency translation, net of hedging activities	0
Share of other comprehensive income (loss) of associates and joint ventures	0
Other	0

Subtotal of items that may be reclassified subsequently to net income	0

Items that will not be reclassified to net income:
Other

Subtotal of items that will not be reclassified to net income	0

Total	0